UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALTUS POWER, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-344396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Atlantic Street, 6th Floor	06902
(Address of Principal Executive Offices)	(Zip Code)

Altus Power, Inc. 2021 Omnibus Incentive Plan

Altus Power, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Gregg Felton and Lars Norell

Co-Chief Executive Officers

2200 Atlantic Street, 6th Floor Stamford, CT 06902

(Name and address of agent for service)

(203) 698-0090

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Carl P. Marcellino, Esq.

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

(212) 841-0623

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Incentive Plan and the ESPP, as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)

the Registrant’s Current Reports on Form 8-K filed with the SEC on July  13, 2021, September  28, 2021, November  10, 2021, November  16, 2021, November  24, 2021, December  7, 2021, December  9, 2021, December  14, 2021 and January 13, 2022;

(b)	the Registrant’s Current Reports on Form 8-K/A filed with the SEC on December 14, 2021 and December 20, 2021; and

(c)

the Registrant’s prospectus filed by the Registrant with the SEC pursuant to Rule 424(b)(3) under the Securities Act on January  21, 2022, relating to the registration statement on Form S-1, as amended and supplemented, originally filed with the SEC on January 10, 2022 (other than those portions of such prospectus not deemed to be “filed” with the SEC) (File No. 333-262072); and

(d)

the description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form S-1, filed with the SEC on January 10, 2022, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person made a party to an action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant’s Third Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide that the Registrant’s directors, officers, employees and other agents will be indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended.

In addition, the Registrant has entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

The Registrant’s Second Amended and Restated Bylaws permit it to secure insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Registrant for any liability arising out of his or her actions, regardless of whether the Registrant would have the power or obligation to indemnify such person against such liability under the provisions of the Third Amended and Restated Certificate of Incorporation. The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit

4.1	Third Amended and Restated Certificate of Incorporation of Altus Power, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2021).

4.2	Second Amended and Restated Bylaws of Altus Power, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2021).

4.3	Altus Power, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2021).

4.4	Altus Power, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11 of the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2021).

5.1*	Opinion of Ropes & Gray LLP.

23.1* 23.2*

Consent of KPMG LLP, independent registered public accounting firm for CBRE Acquisition Holdings, Inc.

Consent of Novogradac  & Company LLP, independent registered accounting firm for Solar Project Companies.

23.3*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Altus Power, Inc.

23.4*	Consent of KPMG LLP, independent registered public accounting firm for TGCOP Holdco, LLC

23.5*	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page in Part II).

107.1*	Filing Fee Table.

*Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, Connecticut, on this 14th day of February, 2022.

ALTUS POWER, INC.

By:	/s/ Gregg J. Felton
Name: Gregg J. Felton
Title: Co-Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gregg J. Felton, Lars R. Norell and Dustin L. Weber, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Altus Power, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gregg J. Felton	Co-Chief Executive Officer and Director	February 14, 2022
Gregg J. Felton	(Principal Executive Officer)

/s/ Lars R. Norell	Co-Chief Executive Officer and Director	February 14, 2022
Lars R. Norell	(Principal Executive Officer)

/s/ Dustin L. Weber	Chief Financial Officer	February 14, 2022
Dustin L. Weber	(Principal Financial Officer and Principal Accounting Officer)

/s/ Christine R. Detrick	Chairperson of the Board	February 14, 2022
Christine R. Detrick

/s/ Richard N. Peretz	Director	February 14, 2022
Richard N. Peretz

/s/ Sharon R. Daley	Director	February 14, 2022
Sharon R. Daley

/s/ William F. Concannon	Director	February 14, 2022
William F. Concannon

/s/ Robert M. Horn	Director	February 14, 2022
Robert M. Horn

/s/ Sarah E. Coyne	Director	February 14, 2022
Sarah E. Coyne